Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) is made by and among Jaime A. Irick (“You” or “Your”) and Brunswick Corporation (“Brunswick” or the “Company”), as of the date set forth below in connection with the payments and benefits to be provided to You by the Company (as set forth on Schedule A attached hereto), and in association with the termination of Your employment with the Company on October 29, 2018.

1.
For and in consideration of certain payments to be made and benefits to be provided to You by the Company, including pursuant to Your Terms and Conditions of Employment dated January 19, 2017 (the “Terms and Conditions”) with the Company, and conditioned upon such payments and benefits, You do hereby knowingly and voluntarily REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past, present and future subsidiaries and affiliates, their past, present and future officers, directors, shareholders, partners, distributees, owners, trustees, representatives, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims, charges, complaints, grievances, liabilities, obligations, promises, agreements, controversies, damages, demands, rights, costs, losses, debts and expenses of any nature whatsoever, in law or in equity, which You ever had, now have, or hereafter may have, or which Your heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Your employment with Brunswick, to the date of these presents arising from or relating in any way to Your employment relationship, the Terms and Conditions and the payments and benefits resulting therefrom, and the termination of Your employment relationship with Brunswick, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local law, statute, rule, ordinance, regulation, or the common law, including, but not limited to, claims or rights arising under the Age Discrimination in Employment Act, 29 U.S.C. §  621 et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. 12101 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, any contracts between You and the Company and Your common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that the release pursuant to this paragraph 1 shall not apply to (i) Your right to any benefits earned or vested pursuant to the Company’s vacation plans or policies, the Brunswick Rewards Plan or the Brunswick Restoration Plan, as applicable; (ii) Your right to be indemnified by the Company, pursuant to the bylaws of the Company, for any liability, cost or expense for which You would have been indemnified for actions taken on behalf of the Company during the term and within the scope of Your employment by the Company; (iii) Your right to enforce this Agreement; (iv) Your right to file for unemployment benefits, to which the Company will not object; or (v) Your rights to the payments and benefits set forth on Schedule A.

2.
Subject to the limitations of paragraph 1 above, You expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. You understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.
You agree and covenant that neither You, nor any person, organization, or other entity acting on Your behalf, has filed in any forum a charge, claim, suit, or cause of action against the Company or its subsidiaries or affiliates relating in any way to Your employment relationship with the Company, or the termination thereof. You further agree and acknowledge that the severance pay and additional payments and benefits the Company is providing to You pursuant to this Agreement (as set forth on Schedule A attached hereto) shall be the sole relief provided to You for the claims that are released by You in this Agreement and that You will not be entitled to recover and agree to waive any monetary benefits or recovery against the Company or its subsidiaries or affiliates in connection with any proceeding, claim, or charge without regard to who has brought such proceeding, claim, or charge. Likewise, the Company, its subsidiaries and affiliates agree and covenant that neither they nor any person, organization, or other entity acting on their behalf have filed in any forum a charge, claim, suit, or cause of action against You relating in any way to Your employment relationship with the Company, or the termination thereof.

4.
You hereby agree and recognize that Your employment by the Company was permanently and irrevocably severed on October 29, 2018 and the Company has no obligation, contractual or otherwise to You to hire, rehire or re-employ You in the future. In the event that the Company merges with, purchases or is purchased by a company by which You are employed at the time of the merger or purchase of Your then employing entity, this

Agreement shall not be interpreted to require You to resign your employment. You acknowledge that the terms of this Agreement provide You with payments and benefits which are in addition to any amounts to which You otherwise would have been entitled under the Terms and Conditions.

5.
You hereby agree and acknowledge that the payments and benefits provided to You by the Company are to bring about an amicable resolution of Your employment arrangements and are not to be construed as an admission, either by the Company or by You, of any violation of any federal, state or local law, statute, rule, ordinance, regulation or the common law, or of any duty owed by the Company or You and that this Agreement is entered into voluntarily to provide an amicable resolution of Your employment relationship with the Company.

6.
You hereby certify that You have read the terms of this Agreement, that You have been advised by the Company to discuss it with Your attorney, and that You understand its terms and effects. You acknowledge, further, that You are executing this Agreement of Your own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in this Agreement (and set forth on Schedule A attached hereto), which You acknowledge is adequate and satisfactory to You. None of the below-named parties, nor their agents, representatives, or attorneys have made any representations to You concerning the terms or effects of this Agreement other than those contained herein.

7.
You hereby acknowledge that the provisions of Sections 5 of the Terms and Conditions (as amended on Schedule B attached hereto) shall continue in full force and effect for the balance of the time periods provided therein and that You will abide by and fully perform such obligations and that Section 5(e)(ii) of the Terms and Conditions is applicable to all payments and benefits set forth on Schedule A. Provided that You comply with Your obligations pursuant to this Agreement and the Terms and Conditions, except as required pursuant to applicable law, from and after the date of this Agreement, the Company Insiders (as defined below) will not make any comment or statement or engage in any other behavior in any official capacity on behalf of the Company that in any way defames or is otherwise detrimental to Your reputation; provided, however, that nothing in this paragraph 7 shall be interpreted as prohibiting any person, including You and the Company Insiders, from making truthful statements, including statements of opinion, to Company directors, officers, auditors or regulators or when required by a court or other body having jurisdiction to require such statements. For purposes of the immediately preceding sentence, the term “Company Insiders” includes any individual who, as of the date hereof, is either a member of the Board of Directors of the Company or an “officer” of the Company for purposes of Section 16 of the Exchange Act of 1934.

8.
The Company hereby and forever releases and discharges You from any and all claims, complaints, charges, duties, obligations, demands or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against You arising prior to the date of this Agreement from any omissions, acts, failures to act, facts or damages that have occurred during the period of Your employment with the Company, other than any claims arising from (a) unlawful, criminal or fraudulent conduct (including, without limitation, theft of property or the unauthorized use or disclosure of Confidential Information (as defined in the Terms and Conditions)) or (b) claims that cannot be released under applicable law. If You do not sign this Agreement, the Company’s foregoing release and discharge contained in this paragraph 8 shall be null and void.

9.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and may be delivered via facsimile, electronic mail or portable document format (PDF).

Intending to be legally bound hereby, each of the undersigned parties executes the foregoing Agreement this 29th day of October, 2018. This Agreement shall be immediately effective and irrevocable upon execution by You and the Company.
JAIME A. IRICK
By: /S/ JAIME A. IRICK
Jaime A. Irick

BRUNSWICK CORPORATION
By: /S/ CHRISTOPHER F. DEKKER
Christopher F. Dekker
Vice President, General Counsel and Secretary

SCHEDULE A
SEVERANCE PAYMENTS AND BENEFITS
Jaime A. Irick

Terms and Conditions Severance	$798,084	Paid as a lump sum on the Company’s first regular payroll date following October 29, 2018.
Additional Payments	$190,000	Paid as a lump sum on the Company’s first regular payroll date following October 29, 2018.
	$475,000	Paid as a lump sum on the Company’s first regular payroll date following October 29, 2019.
	$475,000	Paid as a lump sum on the Company’s first regular payroll date following April 29, 2020.
Health and Welfare Benefits available:	As provided in Section 6(a)(iv) of the Terms and Conditions.
Outplacement Services	As provided in Section 6(f) of the Terms and Conditions.

All payments will be payable by direct deposit to the account number on file with the Company and are subject to tax withholding and any other deductions required by law or previously authorized by You.

Schedule B
Paragraph 5(a)(i) of the Terms and Conditions is hereby deleted and replaced with the following:
(i)    During the Executive’s employment and during the eighteen (18) month period immediately following termination of Executive’s employment (unless such termination follows a Change in Control, in which case this Section 5(a)(i) and Section 5 (a)(ii) shall not apply), without the prior written consent of the Company: (A) the Executive shall not directly or indirectly be employed in a capacity similar to the position(s) held by Executive with the Company or be retained by, or render any services in the same or a similar capacity as he did for the Company, or be financially interested in any manner, in any person, firm or corporation engaged in the development, manufacture, sale or distribution of fitness equipment or related products or services (each activity described in this clause (A), a “Competitive Activity”); (B) the Executive shall not divert or attempt to divert any business away from the Company or a Related Company; (C) the Executive shall not disturb or attempt to disturb any business relationships of the Company or any Related Company; (D) other than at the Company’s written request, the Executive shall not advise, consult or participate in any manner in the Company’s separation of its fitness segment; and (E) the Executive shall not assist any person in any way to do, or attempt to do, anything prohibited by the preceding clauses (A), (B), (C) and (D).
Paragraph 5(a)(iii) of the Terms and Conditions is hereby deleted and replaced with the following:
(iii)    For the eighteen (18) month period following termination of Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company: (A) solicit, recruit or hire any individual who is employed by the Company or any Related Company (or who was so employed within 180 calendar days of the Executive’s solicitation, recruitment or hiring), provided that Executive may solicit, recruit or hire, other than for purposes of engaging in a Competitive Activity, any such individual who, at the time of such solicitation, recruitment or hiring, is a former employee of the Company or a Related Company and whose employment was terminated involuntarily by the Company or such Related Company; (B) solicit or encourage any employee of the Company or any Related Company to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or a Related Company; or (C) initiate discussion with any such employee for any such purposes or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; provided, however, that nothing herein shall prohibit the Executive from generally advertising for personnel not specifically targeting any executive or other personnel of the Company.